Exhibit 4.2

EXECUTION VERSION

AMENDMENT NO. 1, dated as of February 10, 2016 (this “Amendment”), to the Shareholder Agreement, dated as of December 23, 2015 (the “GVM Shareholder Agreement”), between Grupo Villar Mir, S.A.U., a public limited company (sociedad anónima) incorporated under the laws of Spain (“Grupo VM”), and Ferroglobe PLC, a public limited company incorporated under the laws of England (“Holdco”).

WHEREAS the parties to the GVM Shareholder Agreement desire to amend the GVM Shareholder Agreement in the manner set forth herein; and

WHEREAS the GVM Shareholder Agreement may be amended, in accordance with Section 8.05 thereof, by a written instrument executed by the parties thereto.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Amendments to Section 1.01 of the GVM Shareholder Agreement. (a) Section 1.01 of the GVM Shareholder Agreement is hereby amended by adding the following definition in proper alphabetical order:

“JLM Shares” shall mean the Shares acquired by Javier López Madrid pursuant to and in accordance with the approval of such acquisition by the Board of Directors on February 3, 2016 under Section 5.01(b)(vi).

(b) The definition of “Percentage Interest” in Section 1.01 of the GVM Shareholder Agreement is hereby amended by deleting the current text of such definition in its entirety and replacing it with the language set forth below:

“Percentage Interest” shall mean, with respect to any Shareholder, the percentage of the total issued and outstanding Shares of Holdco owned by that Shareholder; provided, however, that the Percentage Interest attributable to the JLM Shares shall be disregarded for the purpose of determining the aggregate Percentage Interests of Grupo VM and its Affiliates under this Agreement.

SECTION 2. No Other Amendments; Confirmation. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the GVM Shareholder Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. On and after the date hereof, any reference to the GVM Shareholder Agreement shall mean the GVM Shareholder Agreement as modified hereby.

SECTION 3. Miscellaneous. This Amendment shall become effective as of the date hereof. The provisions of Sections 8.03 (Notices), 8.04 (Severability), 8.05 (Entire Agreement; Amendments and Waivers), 8.06 (Assignment), 8.07 (Parties in Interest), 8.08 (Mutual Drafting), 8.09 (Governing Law; Consent to Jurisdiction), 8.10 (Counterparts), 8.11 (Delivery by Facsimile or Email), 8.12 (Specific Performance) and 8.13 (Process Agent) of the GVM Shareholder Agreement shall apply to this Amendment, mutatis mutandis, as though fully set forth herein.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

GRUPO VILLAR MIR, S.A.U.

By:
Name:
Title:

FERROGLOBE PLC

By:
Name:
Title:

[Signature Page to Grupo VM Shareholder Agreement Amendment]